Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Natural Grocers by Vitamin Cottage, Inc., (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.	The name of the Corporation is Natural Grocers by Vitamin Cottage, Inc.

2.

The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation, in the section noted below, as follows:

Section 10.1 of Article 10 is hereby amended and restated in its entirety to read as follows:

“Limitation on Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under Section 102(b)(7) the Delaware General Corporation Law as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of a director or officer.”

3.

The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

4.

The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

The undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this 10th day of March, 2025.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

By:	/s/ Kemper Isely
Name: Kemper Isely
Title: Co-President